Exhibit (a)(1)(i)

OFFER TO PURCHASE

by

PARKER DRILLING COMPANY

Offer to Purchase for Cash Any and All of its Outstanding

2.125% Convertible Senior Notes due 2012

CUSIP No. 701081AR2

ISIN No. US701081AR20

The tender offer (as defined below) will expire at midnight, New York City Time, on May 8, 2012, unless the tender offer is extended (such time and date, as the same may be extended, the “Expiration Date”) or earlier terminated. Tendered convertible notes (as defined below) may be withdrawn at any time prior to the Expiration Date.

Parker Drilling Company, a Delaware corporation (“Parker,” the “Company” or “we”), is offering to purchase for cash any and all of its outstanding 2.125% convertible senior notes due 2012 (the “convertible notes”) from each holder of convertible notes (each, a “Holder” and, collectively, the “Holders”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”). The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “tender offer.”

Subject to the terms and conditions of the tender offer, Holders who validly tender, and do not validly withdraw, their convertible notes at or prior to the Expiration Date, will receive $1,003.27 for each $1,000 principal amount of convertible notes purchased pursuant to the tender offer (the “tender offer consideration”), plus accrued and unpaid interest, if any, up to, but not including the date of payment for the convertible notes accepted for payment.

Description of Notes	CUSIP/ISIN	Principal Amount Outstanding	Consideration per $1,000 Principal Amount
2.125% Convertible Senior Notes due 2012	701081AR2 / US701081AR20	$125,000,000	$1,003.27

We reserve the right to terminate, withdraw or amend the tender offer at any time and from time to time subject to applicable law, as described herein. Our obligation to purchase convertible notes under the tender offer is subject to certain conditions, including, without limitation, the financing condition described in “The Tender Offer — Conditions to the Tender Offer — Financing Condition.” We reserve the right, at any time or at various times, to waive any of the conditions to the tender offer described in “The Tender Offer — Conditions to the Tender Offer,” in whole or in part.

The Company’s common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “PKD”. The closing price of the Company’s common stock on April 10, 2012 was $5.40 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR PARKER COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE CONVERTIBLE NOTES, BEFORE MAKING YOUR DECISION TO TENDER.

Any questions or requests for assistance concerning the terms of the tender offer may be directed to Barclays Capital Inc., the Dealer Manager for the tender offer, at the addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the tender offer or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

See “The Tender Offer —Purpose of the Tender Offer; Certain Effects of the Tender Offer” for a discussion of certain factors that should be considered in evaluating the tender offer.

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR CONVERTIBLE NOTES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO BE TENDERED.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Tender Offer is:

Barclays

Offer to Purchase dated April 11, 2012

i

IMPORTANT

Holders of the convertible notes should take note of the following dates in connection with the tender offer:

Date	Calendar Date	Event
Commencement Date	April 11, 2012.	Commencement of the tender offer subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal.

Expiration Date	Midnight, New York City time, on May 8, 2012, unless extended or earlier terminated by us in our sole discretion.	The last day and time for Holders to tender convertible notes pursuant to the tender offer in order to be eligible to receive the tender offer consideration.

Withdrawal Date	Prior to the Expiration Date.	Tendered convertible notes may be withdrawn by Holders at any time prior to the Expiration Date. You may also withdraw your tendered convertible notes if we have not accepted them for purchase on or before 40 business days after the commencement of the tender offer.

Settlement Date	A date promptly following the Expiration Date on which we accept convertible notes for payment pursuant to the tender offer (such date, the “Settlement Date”).	Payment of the tender offer consideration for all convertible notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash any and all of our outstanding convertible notes at a price equal to $1,003.27 for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer.

If tendered convertible notes are accepted for payment pursuant to the tender offer, Holders who validly tendered their convertible notes pursuant to the tender offer on or before the Expiration Date will receive the tender offer consideration.

If the tender offer is terminated or withdrawn, the tender offer consideration will not be paid or become payable. In the event of a termination or withdrawal of the tender offer without any convertible notes being purchased thereunder, the convertible notes tendered pursuant to the tender offer will be credited to the accounts of the tendering Holders.

In addition to receiving the tender offer consideration, tendering Holders whose convertible notes are purchased pursuant to the tender offer will receive any accrued and unpaid interest to, but not including, the Settlement Date.

Payment for convertible notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with The Bank of New York Mellon, the depositary for the tender offer (the “Depositary”), or, at the direction of the Depositary, the Depository Trust Company (“DTC”), which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to tendering Holders.

All convertible notes accepted for payment in the tender offer will cease to accrue interest on the Settlement Date, unless we default in the payment of amounts payable pursuant to the tender offer. All convertible notes not tendered or accepted for payment shall continue to accrue interest.

We expressly reserve the right, in our sole discretion, subject to the requirements of applicable law, (1) to terminate or withdraw the tender offer, (2) to extend the Expiration Date and (3) to amend the terms of the tender offer, subject to any obligation under applicable law to extend the period of time the tender offer remains open. The foregoing rights are in addition to our right to delay acceptance for payment of convertible notes tendered under the tender offer.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the convertible notes outside of the tender offer until at least the tenth business day after the expiration or termination of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we or our affiliates may acquire any convertible notes that are not tendered pursuant to the tender offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

See “The Tender Offer—Purpose of the Tender Offer; Certain Effects of the Tender Offer” and “The Tender Offer—Material United States Federal Income Tax Consequences” for a discussion of certain factors that should be considered in evaluating the tender offer.

This Offer to Purchase does not constitute an offer to purchase convertible notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. However, we may, at our discretion, take any actions necessary for us to make the tender offer to Holders in any such jurisdiction in compliance with applicable law. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in the affairs of us or any of our subsidiaries or affiliates since the date hereof or thereof. We will promptly disclose any material changes to the terms of the tender offer or information concerning the tender offer in accordance with the applicable requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER.

If you desire to tender convertible notes, you should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such convertible notes pursuant to the book-entry transfer procedures described herein, (b) request your custodian to effect the transaction or (c) tender through DTC pursuant to its Automated Tender Offer Program (“ATOP”). If your convertible notes are held through a custodian, you must contact that custodian if you desire to tender those convertible notes and promptly instruct such custodian to tender such convertible notes on your behalf. See “The Tender Offer—Procedures for Tendering Convertible Notes.” Please note that if convertible notes are held by a custodian, the custodian may have an earlier deadline for tendering convertible notes pursuant to the tender offer than the Expiration Date.

Questions and requests for assistance relating to procedures for tendering convertible notes may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, and questions and requests for assistance relating to the terms and conditions of the tender offer may be directed to Barclays Capital Inc., the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent.

IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY FOR, NOR PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my convertible notes?

•	Parker Drilling Company, a Delaware corporation that is the issuer of the convertible notes, is offering to purchase the convertible notes.

What securities are we seeking in the tender offer?

•

We are offering to purchase for cash and from all Holders any and all of our outstanding 2.125% Senior Convertible Notes due 2012, which we refer to as the “convertible notes.” We issued the convertible notes pursuant to an indenture dated as of dated as of July 5, 2007, among Parker Drilling Company, the guarantors from time to time party thereto and The Bank of New York Trust Company, N.A (the “Trustee”) as amended to date (the “Indenture”).

What is the purpose of the tender offer?

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The principal purpose of the tender offer is to acquire any and all of our outstanding convertible notes in order to retire such convertible notes. We will cancel the convertible notes that we purchase in the tender offer, and those convertible notes will cease to be outstanding. Any convertible notes that remain outstanding after the tender offer will continue to be our obligations. Holders of those outstanding convertible notes will continue to have all the rights associated with those convertible notes. We are not seeking the approval of holders of the convertible notes for any amendment to the convertible notes or the Indenture governing them. See “The Tender Offer—Purpose of the Tender Offer; Certain Effects of the Tender Offer.”

What principal amount of the convertible notes will Parker purchase?

•

We are offering to purchase for cash any and all convertible notes that are properly tendered in the tender offer and not withdrawn. We will accept tenders of convertible notes in principal amounts of $1,000 or integral multiples thereof. As of April 10, 2012, $125.0 million aggregate principal amount of convertible notes were outstanding. See “The Tender Offer —Principal Amount of Convertible Notes” and “The Tender Offer — Conditions to the Tender Offer.”

What will be the consideration for the convertible notes and what will be the form of payment?

•

The consideration for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,003.27. If your convertible notes are purchased in the tender offer, you will be paid the tender offer consideration in cash. We will pay the tender offer consideration promptly after the Expiration Date. See “The Tender Offer —Principal Amount of Convertible Notes.”

Will Parker pay accrued and unpaid interest?

•

Yes. If your convertible notes are purchased in the tender offer, Parker will pay accrued and unpaid interest, if any, from the most recent payment date up to, but not including, the Settlement Date. We refer to the date on which we accept convertible notes for payment as the “Settlement Date.” See “The Tender Offer —Principal Amount of Convertible Notes.”

How will Parker fund the purchase of convertible notes tendered in the tender offer?

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We will need a maximum of $125.0 million to purchase the convertible notes pursuant to the tender offer. We expect to use the proceeds from a senior unsecured debt financing to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the unused portion of the net proceeds from our anticipated senior unsecured debt financing to repay the convertible notes at maturity. The completion of the tender offer is conditioned on the completion of our senior unsecured debt financing. At this time, we do not have any alternative financing or plans in the event such financing does not provide the funds necessary to fund the tender offer. This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with our anticipated senior unsecured debt financing. See “The Tender Offer —Conditions to the Tender Offer —Financing Condition” and “The Tender Offer —Source and Amount of Funds.”

How long do I have to tender my convertible notes?

•

You may tender your convertible notes until the tender offer expires or is terminated by us in our sole discretion. The tender offer will expire on May 8, 2012, at midnight, New York City time, unless we extend the tender offer or unless we earlier terminate it. We refer to the date and time that the tender offer expires as the “Expiration Date.” We may choose to extend the tender offer for any reason. In addition, if we materially change the terms of the tender offer or if we waive a material condition of the tender offer, we will disseminate additional tender offer materials and extend the tender offer in compliance with the Exchange Act. See “The Tender Offer —Principal Amount of Convertible Notes” and “The Tender Offer —Extension of the Tender Offer; Termination; Amendment.”

Can the tender offer be extended, amended or terminated, and under what circumstances?

•

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any convertible notes that have been tendered. We can terminate the tender offer under certain circumstances. See “The Tender Offer —Conditions to the Tender Offer” and “The Tender Offer —Extension of the Tender Offer; Termination; Amendment.”

How will I be notified if Parker extends the offer or amends the terms of the tender offer?

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We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. If we materially amend the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by applicable securities laws and regulations. Generally, a change in the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer), including the waiver of a material condition, will require us to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. Generally, a change in price or a change in the principal amount of convertible notes being sought in the tender offer will require us to extend the tender offer, if necessary, so that the tender offer remains open for at least 10 business days following the date the notice of such change is first published, sent or given to Holders. See “The Tender Offer —Extension of the Tender Offer; Termination; Amendment.”

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered convertible notes depends on a number of conditions described in “The Tender Offer—Conditions to the Tender Offer”, including that we shall have consummated our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $125.0 million. There can be no assurance that such conditions will be met, that we will not terminate the tender offer, or that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

How do I tender my convertible notes?

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If you desire to tender convertible notes, you should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such convertible notes pursuant to the book-entry transfer procedures described in this Offer to Purchase, (b) request your custodian to effect the transaction or (c) tender through DTC pursuant to ATOP.

•

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See “The Tender Offer —Procedures for Tendering Convertible Notes” and the instructions to the Letter of Transmittal.

Can I change my mind and withdraw convertible notes after I have tendered convertible notes in the tender offer?

•

Yes. You may withdraw any convertible notes you have tendered at any time before the Expiration Date, or such later time and date to which we may extend the tender offer. If we have not accepted for payment the convertible notes you have tendered to us, you may also withdraw your convertible notes after midnight, New York City time, on June 6, 2012, which is the 40th business day following the commencement of the tender offer. See “The Tender Offer —Withdrawal Rights.”

How do I withdraw convertible notes I previously tendered?

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You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the aggregate principal amount of convertible notes to be withdrawn and the name of the registered holder of such convertible notes. Some additional requirements apply if your convertible notes have been tendered under the procedure for book-entry transfer or through ATOP as set forth in “The Tender Offer —Procedures for Tendering Convertible Notes.” You may not rescind a withdrawal of tendered convertible notes. However, you may re-tender your convertible notes by again following the proper tender procedures. See “The Tender Offer —Withdrawal Rights.”

Which tendered convertible notes will Parker purchase?

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We will purchase any and all convertible notes from all Holders who validly tender convertible notes and do not validly withdraw them before the Expiration Date. See “The Tender Offer—Principal Amount of Convertible Notes.”

Has Parker adopted a position on the tender offer?

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Neither the Company nor the Dealer Manager, Information Agent or Depositary make any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your convertible notes and, if so, the principal amount to tender. Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender.

If I decide not to tender, how will the tender offer affect my convertible notes?

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We are not seeking the approval of Holders of the convertible notes for any amendment to the convertible notes or the Indenture governing them. Any convertible notes that remain outstanding after the completion of the tender offer will continue to be our obligations. Holders who do not tender their convertible notes will continue to have all the rights associated with those convertible notes. To the extent that convertible notes are purchased in the tender offer, the trading market for the convertible notes will become even more limited. See “The Tender Offer —Purpose of the Tender Offer; Certain Effects of the Tender Offer —Certain Effects of the Tender Offer —Limited Trading Market.”

When and how will Parker pay for the convertible notes I tender?

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Promptly after the Expiration Date and the acceptance of the convertible notes for payment, we will pay the purchase price in cash, and any accrued and unpaid interest, if any, from the most recent payment date up to, but not including, the Settlement Date, for the convertible notes we purchase. We will pay for the convertible notes accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your convertible notes accepted for payment. See “The Tender Offer —Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

What is the recent market price for the convertible notes and shares of Parker common stock?

•

The convertible notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers may provide quotations for and engage in transactions in the convertible notes, there is no established public market for the convertible notes. The convertible notes are convertible into shares of our common stock at the conversion rate of 77.2217 shares of our common stock per $1,000 principal amount of convertible notes or a conversion price (subject to adjustment) of approximately $13.85 per share. As of the date of this Offer to Purchase, none of the conditions allowing Holders of the convertible notes to convert have been met. However, Holders may surrender convertible notes for conversion at any time on or after April 15, 2012 until the close of business on the second business day immediately preceding the maturity date.

•	On April 10, 2012, the business day before we announced the tender offer, the closing price of our common stock on the NYSE was $5.40 per share. See “The Tender Offer—Market Price Information.”

Will I have to pay brokerage fees and commissions if I tender my convertible notes?

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If you hold your convertible notes through a broker, bank or other nominee and your broker tenders convertible notes on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. If you are a holder of record of your convertible notes and you tender your convertible notes directly to the Depositary, you will not incur any brokerage fees or commissions. See “The Tender Offer —Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

What are the United States federal income tax consequences if I tender my convertible notes?

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The receipt of cash by U.S. Holders (as defined in “The Tender Offer —Material United States Federal Income Tax Consequences.”) who tender their convertible notes will generally be treated for United States federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment, except for amounts attributed to accrued but unpaid interest. See “The Tender Offer —Material United States Federal Income Tax Consequences.”

Who can I talk to if I have questions?

•

The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc., and the Dealer Manager is Barclays Capital Inc. Their contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, contains statements that are “forward-looking statements”. All statements contained in this Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, other than statements of historical facts, are forward-looking statements, including any statements regarding:

•	stability of prices and demand for oil and natural gas;

•	levels of oil and natural gas exploration and production activities;

•	demand for contract drilling and drilling-related services and demand for rental tools;

•	our future operating results and profitability;

•	our future rig utilization, dayrates and rental tools activity;

•	entering into new, or extending existing, drilling contracts and our expectations concerning when our rigs will commence operations under such contracts;

•	growth through acquisitions of companies or assets;

•	construction or upgrades of rigs and expectations regarding when these rigs will commence operations;

•	capital expenditures for acquisition of rigs, construction of new rigs or major upgrades to existing rigs;

•	scheduled delivery, commissioning and subsequent operation of drilling rigs for operation in Alaska under the terms of our agreement with BP Exploration (Alaska) Inc.;

•	entering into joint venture agreements;

•	our future liquidity;

•	availability and sources of funds to reduce our debt and expectations of when debt will be reduced;

•	the outcome of pending or future legal proceedings, investigations, tax assessments and other claims;

•	the availability of insurance coverage for pending or future claims;

•	the enforceability of contractual indemnification in relation to pending or future claims;

•	compliance with covenants under our debt agreements;

•	organic growth of our operations; and

•	our ability to successfully complete our anticipated senior unsecured debt financing.

In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements are based on certain assumptions and analyses made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are relevant. Although our management believes that their assumptions are reasonable based on information currently available, those assumptions are subject to significant risks and uncertainties, many of which are outside of our control. The following factors, as well as any other cautionary language included in this Offer to Purchase, including the documents incorporated by reference in this Offer to Purchase, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements:

•	worldwide economic and business conditions that adversely affect market conditions and/or the cost of doing business including Euro country failures and downgrades;

•	our inability to access the credit or bond markets;

•	U.S. credit market volatility resulting from the U.S. national debt and potential future downgrades of the U.S. credit rating;

•	the U.S. economy and the demand for natural gas;

•	worldwide demand for oil;

•	fluctuations in the market prices of oil and natural gas;

•	imposition of unanticipated trade restrictions;

•	unanticipated operating hazards and uninsured risks;

•	political instability, terrorism or war;

•	governmental regulations, including changes in accounting rules or tax laws or ability to remit funds to the U.S., that adversely affect the cost of doing business;

•	changes in the tax laws that would allow double taxation on foreign sourced income;

•	the outcome of our investigation and the parallel investigations by the SEC and the Department of Justice into possible violations of U.S. law, including the Foreign Corrupt Practices Act;

•	adverse environmental events;

•	adverse weather conditions;

•	global health concerns;

•	changes in the concentration of customer and supplier relationships;

•	ability of our customers and suppliers to obtain financing for their operations;

•	unexpected cost increases for new construction and upgrade and refurbishment projects;

•	delays in obtaining components for capital projects and in ongoing operational maintenance and equipment certifications;

•	shortages of skilled labor;

•	unanticipated cancellation of contracts by operators;

•	breakdown of equipment;

•	other operational problems including delays in start-up or commission of rigs;

•	changes in competition;

•	the effect of litigation and contingencies;

•	availability of financing and debt market conditions; and

•

other similar factors, some of which are discussed in documents referred to in or incorporated by reference into this Offer to Purchase including the risk factors discussed in our Annual Report on Form 10-K filed with the SEC on March 6, 2012 and our other reports and filings with the SEC.

Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements. Before you decide whether to participate in the tender offer, you should be aware that the occurrence of the events described in these risks, uncertainties and events and elsewhere in this Offer to Purchase could have a material effect on our business, results of operations, financial condition and cash flows.

CERTAIN INFORMATION CONCERNING US

General. We are a provider of contract drilling and drilling-related services currently operating in 11 countries. We have operated in over 50 foreign countries and the United States since beginning operations in 1934, making us among the most geographically experienced drilling contractors in the world. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. We believe our quality, health, safety and environmental practices are among the leaders in our industry.

Our 2011 operating results were derived from the following six reportable segments:

•	Rental Tools

•	U.S. Barge Drilling

•	U.S. Drilling

•	International Drilling

•	Technical Services

•	Construction Contract

For the year ended December 31, 2011, operating income for the Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling, Technical Services and Construction Contract segments were approximately $120.8 million, $11.1 million, $(3.9) million, $22.2 million, $5.3 million and $0.7 million, respectively.

Our principal executive offices are located at 5 Greenway Plaza, Suite 100, Houston, Texas 77046, and our telephone number at that location is (281) 406-2000.

Historical Financial Information. We incorporate by reference the financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which appear on pages 55 to 94 of such report. You should refer to “Available Information” and “Incorporation by Reference” below in this section for information on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements and the related notes incorporated by reference into this Offer to Purchase. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 all of which are incorporated by reference into this Offer to Purchase. Historical results are not necessarily indicative of results that may be expected for any future period.

	Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental tools	$237,068	$172,598	$115,057
U.S. Barge Drilling	93,763	64,543	49,628
U.S. Drilling	—	—	—
International drilling	318,482	294,821	379,344
Technical Services	27,695	36,423	23,438
Construction Contract	9,638	91,090	185,443

Total revenues	686,646	659,475	752,910

Total operating expenses	530,280	586,308	669,365

General and administrative expense	(31,314)	(30,728)	(45,483)
Impairments and other charges(1)	(170,000)	—	—
Provision for reduction in carrying value of certain assets	(1,350)	(1,952)	(4,646)
Gain on disposition of assets, net	3,659	4,620	5,906

Total operating income	(42,639)	45,107	39,322

Basic operating income (loss) per common share	$(0.37)	$0.39	$0.35
Diluted operating income (loss) per common share	$(0.37)	$0.39	$0.34
Other income and (expense):
Interest expense	(22,594)	(26,805)	(29,450)
Interest income	256	257	1,041
Loss on extinguishment of debt	—	(7,209)	—
Change in fair value of derivative positions	(110)	—	—
Other	(325)	155	(1,086)

Total other expense	(22,773)	(33,602)	(29,495)

Income (loss) before income taxes	(65,412)	11,505	9,827

Income tax expense (benefit):
Current tax expense	33,608	27,521	15,424
Deferred tax benefit	(48,375)	(1,308)	(14,864)

Total income tax expense (benefit)	(14,767)	26,213	560

Net income (loss)	$(50,645)	$(14,708)	$9,267

Basic net income (loss) per common share	$(0.43)	$(0.13)	$0.08
Diluted net income (loss) per common share	$(0.43)	$(0.13)	$0.08
Other Financial Data:
Cash flows from:
Operating activities	$225,885	$123,550	$110,872
Investing activities	(184,614)	(212,709)	(150,718)
Financing activities	5,167	31,787	(23,649)
Capital expenditures	(190,399)	(219,184)	(160,054)
Other Operating Data:
Rigs available for service(1):
Land rigs	25	25	29
Barge rigs	15	15	17
Rig utilization(2)	54.8%	55.7%	57.0%
Balance Sheet Data:
Cash and cash equivalents	$97,869	$51,431	$108,803
Current assets	$367,613	$368,124	$443,529
Noncurrent assets	$848,633	$906,431	$799,557
Property, plant and equipment, net	$719,809	$816,147	$716,798
Total assets	$1,216,246	$1,274,555	$1,243,086
Current Liabilities	$285,810	$175,263	$189,036
Noncurrent liabilities	$386,386	$511,226	$458,151
Total long-term debt, including current portion	$482,723	$472,862	$423,831
Stockholders’ equity	$544,050	$588,066	$595,899
Book value per share	$4.65	$5.05	$5.13

(1)	The charge relates to the impairment of our two Alaska rigs.
(2)	The number of rigs available for service is determined by calculating the number of days each rig was in our fleet and was under contract or available for contract. For example, a rig under contract or available for contract for six months of a year is 0.5 rigs available for service for such year. Our method of computation of rigs available for service may not be comparable to other similarly titled measures of other companies.
(3)

Rig utilization rates are based on a weighted average basis assuming 365 days of availability for all rigs available for service. Rigs acquired or disposed of are treated as added to or removed from the rig fleet as of the date of acquisition or disposal. Rigs that are in operation or fully or partially staffed and on a revenue-

producing standby status are considered to be utilized. Rigs under contract that generate revenues during moves between locations or during mobilization or demobilization are also considered to be utilized. Our method of computation of rig utilization may or may not be comparable to other similarly titled measures of other companies.

For the year ended 2010, the Company’s ratio of earnings to fixed charges was 1.3x. For the year ended December 31, 2011, earnings were deficient to cover fixed charges by $40.4 million. “Earnings” consist of the Company’s consolidated income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of deferred financing costs and the portion of rental expense representing interest.

Proposed Debt Offering. On April 11, 2012 concurrent with this tender offer, we commenced an offering of $125.0 million of 9 1/8 Senior Notes due 2018 (the “New Notes”). The New Notes are being offered as additional notes under an indenture, pursuant to which we issued on March 22, 2010 $300.0 million aggregate principal amount of our 9 1/8 Senior Notes due 2018. The offering of the New Notes is being made on the terms and subject to the conditions described in a preliminary offering memorandum related thereto. We cannot assure you that the offering of the New Notes will be completed on its terms, or at all. The tender offer is contingent upon the closing of the offering of the New Notes. The New Notes offering is not contingent upon the successful completion of the tender offer. Nothing in this tender offer should be construed as an offer to sell or an offer to buy New Notes, as the offering is being made only upon the terms and conditions set forth in the preliminary offering memorandum related thereto.

Available Information. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC on a regular basis. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the tender offer. You may read and copy this information or obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Incorporation by Reference. The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this Offer to Purchase, unless we provide you with different information in this Offer to Purchase.

This Offer to Purchase incorporates by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 6, 2012; and

•

our Current Reports on Form 8-K as filed with the SEC on January 17, 2012, March 6, 2012 and April 11, 2012 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules).

In addition, this Offer to Purchase constitutes a part of the Issuer Tender Offer Statement on Schedule TO that we have filed pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Offer to Purchase. We will promptly disclose any material changes to the terms of the tender offer or information concerning the tender offer in accordance with the applicable requirements of Rule 13e-4 under the Exchange Act.

You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address or telephone number:

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: Investor Relations

Telephone: (281) 406-2000

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the Expiration Date.

INTRODUCTION

We are offering to purchase for cash any and all of our outstanding convertible notes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. We will accept tenders of convertible notes in principal amounts of $1,000 or integral multiples thereof. See “The Tender Offer—Principal Amount of Convertible Notes” for more information. As of April 10, 2012, $125.0 million aggregate principal amount of the convertible notes was outstanding.

The tender offer will expire on May 8, 2012, at midnight New York City time, unless we extend the tender offer or unless we earlier terminate it. We may choose to extend the tender offer for any reason or terminate the tender offer subject to certain conditions. The tender offer is subject to the completion of our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $125.0 million.

Neither we nor the Dealer Manager, Information Agent or Depositary make any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them or us has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your convertible notes and, if so, the principal amount to tender. Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

We will pay the tender offer consideration for the principal amount of convertible notes purchased in cash. We will also pay any accrued and unpaid interest, if any, from the most recent payment date up to, but not including, the Settlement Date. You will not be required to pay a commission to the Company, the Dealer Managers, the Depositary, the Information Agent, or the Trustee in connection with the tender of your convertible notes in the tender offer. However, you may have to pay fees or commissions to any broker, dealer, commercial bank, trust company or other nominee holding your convertible notes. Except as set forth in Instruction 5 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of convertible notes pursuant to the tender offer. .

Also, any tendering Holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the Holder or other payee pursuant to the tender offer, unless such Holder or payee establishes that such Holder or payee is within the class of persons that is exempt from backup withholding. See “The Tender Offer—Material United States Federal Income Tax Consequences.”

DESCRIPTION OF THE CONVERTIBLE NOTES

The following description of the convertible notes and any other description of the convertible notes contained in this Offer to Purchase or the Letter of Transmittal are qualified in their entirety by reference to the Indenture. The Indenture is governed by the Trust Indenture Act of 1939, as amended, and copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

As of April 10, 2012, we had outstanding $125.0 million in aggregate principal amount of convertible notes.

General.

The convertible notes will mature on July 15, 2012 unless earlier converted, redeemed or repurchased. The convertible notes are our general unsecured obligations and are equal in right of payment to all of our existing and future unsecured debt.

Conversion Rights.

Subject to our election to satisfy our conversion obligation entirely in shares of our common stock and subject to the qualifications and the satisfaction of the conditions and during the periods described below, a Holder may convert each of its convertible notes before the close of business on the second business day immediately preceding the maturity date into cash in an amount described below or cash and common stock, if applicable, based on a conversion rate of 72.2217 shares of our common stock per $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $13.85 per share of common stock. On April 10, 2012, the closing price of our common stock on the NYSE was $5.40.

At any time before April 15, 2012, we may irrevocably elect, in our sole discretion and without the consent of the holders of the convertible notes, by notice to the trustee and the Holders, to satisfy all of our conversion obligations arising after the time of such notice in shares of our common stock. Any such election will apply to all convertible notes tendered for conversion following the date of such notice.

A Holder may convert its convertible notes in whole or in part under the following circumstances, which are described in more detail below:

•	upon satisfaction of the sale price condition;

•	upon satisfaction of the trading price condition;

•	at any time on or after April 15, 2012;

•	in connection with a redemption upon a specified accounting change; or

•	upon the occurrence of specified corporate transactions.

Conversion upon Satisfaction of Sale Price Condition. Before April 15, 2012, Holders may surrender convertible notes for conversion during any fiscal quarter of Parker, and only during that fiscal quarter, if the closing sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 130% of the applicable conversion price on the last trading day of that preceding fiscal quarter.

Conversion upon Satisfaction of Trading Price Condition. Holders may surrender convertible notes for conversion during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of convertible notes (as determined following a request by a holder of the convertible notes in accordance with the procedures described in the Indenture) for each day of the five trading day period was less than 98% of the product of the closing sale price of our common stock and the current applicable conversion rate of the convertible notes on each such day.

Conversion On or After April 15, 2012. Holders may surrender convertible notes for conversion at any time on or after April 15, 2012 until the close of business on the second business day immediately preceding the maturity date.

Conversion in Connection with a Redemption upon a Specified Accounting Change. If we choose to redeem the convertible notes upon a specified accounting change as described in the Indenture, Holders may surrender their convertible notes for conversion at any time beginning on the date of the notice of redemption until the trading day prior to the redemption date.

Conversion upon Specified Corporate Transactions. If we elect to distribute certain of our securities to all or substantially all holders of our common stock, Holders may surrender their convertible notes for conversion at any time until the earlier of the close of business on the business day immediately before the ex-dividend date or any announcement that such distribution will not take place. No Holder may exercise this right to convert its convertible notes if the Holder is entitled to participate in the distribution (based on the applicable conversion rate) without conversion.

If a transaction or event that constitutes a “fundamental change” (as defined in the Indenture) occurs, regardless of whether a Holder has the right to require us to repurchase the convertible notes as described below, a Holder may surrender convertible notes for conversion at any time from and after the date that is 30 calendar days before the anticipated effective date of the transaction until and including the date that is 30 calendar days after the actual effective date of such transaction (or, if such transaction also results in Holders having a right to require us to repurchase their convertible notes, until the close of business on the business day before the fundamental change repurchase date).

Optional Redemption upon a Specified Accounting Change.

We may redeem the convertible notes in whole for cash from the date a specified accounting change has become effective until 90 days after the date such change became effective. The redemption price for any such redemption will be equal to 102% of the principal amount of the convertible notes plus accrued and unpaid interest, to but excluding the redemption date.

Repurchase of Convertible Notes upon a Fundamental Change.

If certain fundamental changes as defined in Indenture the occur, each Holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its convertible notes or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the convertible notes plus any accrued and unpaid interest, including additional amounts, if any, on the convertible notes to but not including the fundamental change repurchase date.

Events of Default.

The Indenture contains a number of events of default including but not limited to the following:

•	a default in the payment of principal of, or interest on, the convertible notes when due;

•	we fail to provide notice of the occurrence of a fundamental change as required by the Indenture;

•	the failure by us to comply with our obligation to repurchase the notes at the option of a Holder upon a fundamental change as required by the Indenture or on any other repurchase date;

•

except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason (other than in accordance with the terms of that guarantee and the Indenture) to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its guarantee; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

Ownership of Convertible Notes by Parker Affiliates.

To the best of our knowledge, no convertible notes are owned by, and convertible notes will not be purchased in the tender offer from, any of our officers, directors or affiliates.

THE TENDER OFFER

1. Principal Amount of Convertible Notes

Upon the terms and subject to the conditions of the tender offer, we will purchase for cash any and all of our outstanding convertible notes that are validly tendered and not validly withdrawn before the Expiration. The Expiration Date is midnight, New York City time, on May 8, 2012. We may, in our sole discretion, extend the period of time during which the tender offer will remain open. In the event of such an extension, the Expiration Date will be the latest date and time at which the tender offer, as extended by us, will expire. See “Extension of the Tender Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the tender offer.

The tender offer consideration for each $1,000 principal amount of convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is $1,003.27. Holders who validly tender their convertible notes and do not validly withdraw them prior to the Expiration Date will also be paid any accrued and unpaid interest from the most recent payment date, if any, up to, but not including, the Settlement Date.

If we:

•	increase or decrease the consideration to be paid for each $1,000 principal amount of convertible notes, or

•	decrease the aggregate principal amount of convertible notes being sought in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in “Extension of the Tender Offer; Termination; Amendment,” the tender offer will be extended until the expiration of such period of 10 business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE TENDER OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING COMPLETING OUR ANTICIPATED SENIOR UNSECURED DEBT FINANCING, RESULTING IN GROSS PROCEEDS TO US OF AT LEAST $125.0 MILLION. SEE “CONDITIONS TO THE TENDER OFFER.”

Convertible notes validly tendered pursuant to the tender offer and not validly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer.

All convertible notes tendered and not purchased pursuant to the tender offer will be credited by book-entry transfer to the account at DTC from which the transfer had previously been made, promptly following the Expiration Date.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of convertible notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our Holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of convertible notes.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer.

The principal purpose of the tender offer is to acquire any and all of our outstanding convertible notes in order to retire such convertible notes. We will cancel the convertible notes that we purchase in the tender offer, and those convertible notes will cease to be outstanding. Any convertible notes that remain outstanding after the tender offer will continue to be our obligations. Holders of those outstanding convertible notes will continue to have all the rights associated with those convertible notes. We are not seeking the approval of Holders for any amendment to the convertible notes or the Indenture.

We expect to use the proceeds from a senior unsecured debt financing to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the unused portion of the net proceeds from our anticipated senior unsecured debt financing to repay the convertible notes at maturity. The completion of the tender offer is conditioned on the completion of our senior unsecured debt financing, resulting in gross proceeds to us of at least $125.0 million. At this time, we do not have any alternative financing or plans in the event such financing does not provide the funds necessary to fund the tender offer. We also expect that the maturities on the obligations that we incur in our anticipated senior unsecured debt financing will extend beyond July 15, 2012, the maturity date of the convertible notes. This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with our anticipated senior unsecured debt financing. See “The Tender Offer—Conditions to the Tender Offer—Financing Condition” and “The Tender Offer—Source and Amount of Funds.”

Certain Effects of the Tender Offer.

In deciding whether to participate in the tender offer, each Holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following consequences.

Limited Trading Market. The convertible notes are not listed on any national or regional securities exchange. To the extent that convertible notes are purchased in the tender offer, the trading market for the convertible notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for convertible notes not purchased may be affected adversely to the extent that the principal amount of convertible notes tendered pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. The extent of the public market for the convertible notes following consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of convertible notes, the number of Holders and the interest in maintaining a market in the convertible notes on the part of securities firms. We do not intend to create or sustain a market for any convertible notes that remain outstanding following consummation of the tender offer. There can also be no assurance that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

Subsequent Purchase of the Convertible Notes. We reserve the absolute right, in our sole discretion, from time to time to purchase any convertible notes that remain outstanding after the Expiration Date through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. However, there can be no assurance that the holders of convertible notes will have any further opportunity to gain liquidity with respect to the convertible notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any convertible notes, other than in the tender offer, until at least 10 business days after the Expiration Date.

The Conversion Price of the Convertible Notes is Significantly Greater than our Recent Share Prices. The convertible notes are convertible, under certain circumstances, into shares of our common stock at a ratio of 77.2217 shares of common stock per $1,000 principal amount of convertible notes. This is equivalent to a conversion price of approximately $13.85 per share. The closing price for shares of our common stock on the NYSE on April 10, 2012 was $5.40 per share.

Position of the Company Concerning the Tender Offer. Holders of convertible notes purchased in the tender offer will forgo interest, conversion and other rights associated with these convertible notes. Neither we nor our management or board of directors nor the Dealer Manager, Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering any or all of your convertible notes, and none of them has authorized any person to make any such recommendation. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender convertible notes, and, if so, the principal amount of convertible notes to tender.

Cancellation of Purchased Convertible Notes. We currently intend to cancel convertible notes purchased pursuant to the tender offer, and those convertible notes will cease to be outstanding.

3. Procedures for Tendering Convertible Notes

Proper Tender of Convertible Notes. Any Holder desiring to tender convertible notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary and transfer such convertible notes pursuant to the book-entry transfer procedures described in this section, (b) request the Holder’s custodian to effect the transaction or (c) tender through DTC pursuant to ATOP. A Holder with convertible notes held through a custodian must contact that custodian if such Holder desires to tender those convertible notes and promptly instruct such custodian to tender such convertible notes on its behalf.

Notwithstanding any other provisions hereof, payment for convertible notes tendered and accepted for payment pursuant to the tender offer will be made only after a timely confirmation of a book-entry transfer of such convertible notes into the Depositary’s account at DTC and timely receipt of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or timely receipt of an Agent’s Message (as defined below) in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Depositary will establish an account with respect to the convertible notes at DTC for purposes of the tender offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of DTC may make delivery of convertible notes by causing DTC to transfer such convertible notes into the Depositary’s account in accordance with the procedures of DTC. However, although delivery of convertible notes may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to as a “book-entry confirmation.” Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering convertible notes through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Tender through ATOP. Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the tender offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

Method of Delivery. The method of delivery of all documents is at the election and risk of the tendering Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Convertible notes will be deemed delivered only when book-entry confirmation is actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder of the convertible notes tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal; or

•	such convertible notes are tendered for the account of an Eligible Institution. See Instructions 1 and 4 of the Letter of Transmittal.

No Guaranteed Delivery. There are no guaranteed delivery provisions applicable to the tender offer under the terms of this Offer to Purchase or the Letter of Transmittal. Holders must tender their convertible notes in accordance with the procedures set forth in this section.

Federal Income Tax Withholding. For a discussion of United States federal income tax consequences of tendering your convertible notes, see “Material United States Federal Income Tax Consequences.”

Tendering Holders’ Representations and Warranties; Parker’s Acceptance Constitutes An Agreement. The tender of convertible notes pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering Holder and us upon the terms and subject to the conditions of the tender offer, as well as the tendering Holder’s representation and warranty to us that (1) the Holder has a “net long position” in the convertible notes or equivalent securities at least equal to the principal amount of convertible notes tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of convertible notes complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender convertible notes for his own account unless the person so tendering (1) has a net long position equal to or greater than the aggregate principal amount of (x) convertible notes tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the aggregate principal amount of convertible notes tendered and will acquire such convertible notes for tender by conversion, exercise or exchange of such other securities and (2) will cause such convertible notes to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

By tendering convertible notes through book-entry transfer as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the convertible notes tendered therewith, a tendering Holder acknowledges receipt of this Offer to Purchase and (1) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the convertible notes tendered thereby, (2) waives any and all other rights with respect to the convertible notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the convertible notes and the Indenture), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the convertible notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the convertible notes or to participate in any redemption or defeasance of the convertible notes and (4) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as our agent) with respect to any such tendered convertible notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such convertible notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to us, (b) present such convertible notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such convertible notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the consideration to be paid in exchange for any tendered convertible notes that are purchased by us).

The Holder, by tendering its convertible notes, represents and warrants that the Holder has full power and authority to tender, sell, assign and transfer the convertible notes tendered, and that, when such convertible notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the convertible notes tendered. All authority conferred or agreed to be conferred by tendering the convertible notes through book-entry transfer shall survive the death or incapacity of the tendering Holder, and every obligation of such Holder incurred in connection with its tender of its convertible notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Determination of Validity; Rejection of Convertible Notes; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment and withdrawal of any tender of convertible notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of convertible notes determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of convertible notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms of the tender offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. No tender of convertible notes will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Convertible Notes. If any tendered convertible notes are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, the unpurchased convertible notes will be credited to the appropriate account at DTC.

A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights

Tenders of convertible notes made pursuant to the tender offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after midnight, New York City time, on June 6, 2012, which is the 40th business day following the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for convertible notes or are unable to accept for payment or pay for convertible notes pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all convertible notes tendered, and such convertible notes may not be withdrawn except as otherwise provided in this section, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, as applicable, which provide that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the convertible notes to be withdrawn, the aggregate principal amount of convertible notes to be withdrawn and the name of the registered holder of the convertible notes, if different from that of the person who tendered such convertible notes.

A signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of convertible notes tendered by an Eligible Institution) must also be submitted before the release of the tendered convertible notes. In addition, such notice must specify the name and number of the account at DTC to be credited with the withdrawn convertible notes.

Withdrawals may not be rescinded, and convertible notes withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn convertible notes may be retendered by again following one of the procedures described in “Procedures for Tendering Convertible Notes” at any time before the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of convertible notes by any Holder, whether or not similar defects or irregularities are waived in the case of other Holders, and such determination will be binding on all Holders. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If you tender convertible notes in the tender offer, you may convert such convertible notes (subject to the terms and conditions of the Indenture) only if you withdraw such convertible notes prior to the time your right to withdraw has expired. As of the date of this Offer to Purchase, the conditions required for you to be able to convert the convertible notes were not satisfied. See “Description of the Convertible Notes.”

5. Acceptance of Convertible Notes for Purchase and Payment of Purchase Price

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, any and all convertible notes properly tendered and not properly withdrawn before the Expiration Date.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased convertible notes that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the convertible notes for payment pursuant to the tender offer.

We will pay for convertible notes purchased under the tender offer by depositing the aggregate purchase price for such convertible notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting payment to the tendering Holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE TENDER OFFER CONSIDERATION BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

Convertible notes tendered and not purchased will be credited to the account maintained with DTC by the participant therein who so delivered the convertible notes, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur or do not occur, we may not be obligated to purchase convertible notes under the tender offer. See “Conditions to the Tender Offer.”

We will generally pay any transfer taxes with respect to the sale and transfer of purchased convertible notes to us or our order pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or convertible notes not tendered or not purchased are to be registered in the name of, any person other than the registered holder(s) of the convertible notes, the amount of any transfer taxes (whether imposed on the registered holder(s) of the convertible notes, such other person or otherwise) payable on account of the transfer to such person will be deducted from the payment unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR SUCH OTHER INTERNAL REVENUE SERVICE FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” REGARDING THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR TENDERING HOLDERS.

6. Conditions to the Tender Offer

Our obligation to accept for payment, and pay for, any convertible notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned on satisfaction of all the conditions to the tender offer.

Financing Condition. The tender offer is conditioned upon the consummation of our anticipated senior unsecured debt financing, resulting in gross proceeds to us of at least $125.0 million. We expect that the obligations we incur in this financing will be unsecured and will rank equal in right of payment with the convertible notes. We also expect such obligations to be guaranteed by certain of our subsidiaries. Notwithstanding the foregoing, we expressly reserve the right, in our sole discretion but subject to applicable law, to terminate the tender offer prior to the Expiration Date and not accept for payment any convertible notes tendered in the tender offer if we determine, in our reasonable judgment, that this financing condition cannot be satisfied at or prior to the Expiration Date, which makes it inadvisable to proceed with the tender offer or with acceptance for payment of any convertible notes tendered in the tender offer. See “Source and Amount of Funds” for additional information regarding our anticipated senior unsecured debt financing. There can be no assurance that our anticipated senior unsecured debt financing will be completed on the terms described in this Offer to Purchase or at all.

General Conditions. Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any convertible notes tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, convertible notes tendered, subject to the requirements of the Exchange Act for prompt payment for, or return of, convertible notes, if at any time on or after the date of this Offer to Purchase (or such earlier date as may be specified in the relevant condition) and before the expiration of the tender offer any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1) there shall have been any action or proceeding threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the convertible notes illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the convertible notes, or

•	materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations, property or assets taken as a whole;

(2) there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the securities or financial markets,

•	any material impairment in the trading market for debt securities in the United States,

•	any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States,

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or assets of us and our subsidiaries, taken as a whole, or trading in the convertible notes or in our common stock,

•

any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase,

•

the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(3) a tender offer or exchange offer for any or all of the convertible notes or our common stock (other than the tender offer) shall have been commenced, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business; or

(4) any change shall have occurred in, or we learn of events or circumstances that are reasonably likely to affect, the business, condition (financial or otherwise), income, operations, property or assets of us and our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries or the benefits of the tender offer to us.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Date. Notwithstanding the foregoing, all conditions to the tender offer, other than any that may be dependent upon the receipt of any governmental approvals necessary to consummate the tender offer, must be satisfied or waived on or before the Expiration Date. Generally, the waiver of a material condition will require us to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such waiver. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

There can be no assurance that the foregoing conditions will be met, that we will not terminate the tender offer, or that, in the event the tender offer is not consummated, the market value and the liquidity of the convertible notes will not be materially adversely affected.

Additional Terms of the Tender Offer. The tender offer is also subject to the following terms.

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•

By submitting a valid electronic acceptance instruction, a Holder will be deemed to have given the representations, warranties and undertakings of the holder set forth under “Procedures for Tendering Convertible Notes—Tendering Holders’ Representations and Warranties; Parker’s Acceptance Constitutes An Agreement.”

•

All acceptances of tendered convertible notes shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even though submitted electronically).

•	We may in our sole discretion elect to treat as valid a tender instruction in respect of which the relevant holder does not fully comply with all the requirements of these terms.

•

Unless waived by us, any irregularities in connection with tenders of convertible notes must be cured within such time as we shall determine. None of the Dealer Manager, the Depositary, us nor any other person shall be under any duty to give notification of any defects or irregularities in such tenders of convertible notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of convertible notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Dealer Manager, the Depositary nor we shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•

Without limiting the manner in which we may choose to make any public announcement, except as required by law we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice, in addition to any press release or notice required pursuant to the terms of the Indenture.

•	The convertible notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to the Holders in connection with the tender offer.

•

The contract constituted by our acceptance for payment in accordance with the terms of this Offer to Purchase of convertible notes validly tendered (or defectively tendered, if such defect has been waived by us) shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Market Price Information

The convertible notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers may provide quotations for and engage in transactions in the convertible notes, there is no established public market for the convertible notes. The convertible notes are convertible into shares of our common stock at a ratio of 77.2217 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price (subject to adjustment) of approximately $13.85 per share.

As of the date of this Offer to Purchase, none of the conditions allowing holders of the convertible notes to convert have been met. However, Holders may surrender convertible notes for conversion at any time on or after April 15, 2012 until the close of business on the second business day immediately preceding the maturity date.

Our common stock is listed on the NYSE under “PKD.” The following table shows the high and low sales prices of our common stock during 2010, 2011 and the first two quarters of 2012 through April 10, 2012. On April 10, 2012, the business day before we announced the tender offer, the closing price our common stock on the NYSE was $5.40 per share. We urge Holders to obtain current market quotations for the shares of our common stock and the convertible notes before deciding whether to tender their convertible notes and, if so, what principal amount to tender.

	High	Low
1st Quarter 2010	5.85	4.55
2nd Quarter 2010	5.76	3.75
3rd Quarter 2010	4.44	3.43
4th Quarter 2010	4.95	3.85
1st Quarter 2011	7.10	3.98
2nd Quarter 2011	7.45	5.36
3rd Quarter 2011	6.95	4.17
4th Quarter 2011	7.48	3.60
1st Quarter 2012	7.62	5.69
2nd Quarter 2012 (through April 10)	6.27	5.40

Restrictions contained in our senior credit facility and in the indenture for our outstanding 9 1/8% Senior Notes due 2018 restrict the payment of dividends on our common stock. We also expect the instruments governing the obligations incurred in our anticipated senior unsecured debt financing will restrict our ability to pay dividends. We have no present intention to pay dividends on our common stock in the foreseeable future.

8. Source and Amount of Funds

Anticipated senior unsecured debt financing. The total amount of funds required to purchase all of our outstanding $125.0 million aggregate principal amount of the convertible notes at a price equal to $1,003.27 per $1,000 principal amount accrued and unpaid interest on such convertible notes and all transaction expenses associated therewith is expected to be approximately $126.4 million. We expect to use the proceeds from the senior unsecured debt financing to purchase convertible notes pursuant to the tender offer. In the event the tender offer is not consummated, we expect to use the unused portion of the net proceeds from our anticipated senior unsecured debt financing to repay the convertible notes at maturity. The completion of the tender offer is conditioned on the completion of our senior unsecured debt financing. At this time, we do not have any alternative financing or plans in the event such financing does not provide the funds necessary to fund the tender offer. This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with our anticipated senior unsecured debt financing. See “The Tender Offer—Conditions to the Tender Offer—Financing Condition” and “The Tender Offer—Source and Amount of Funds.”

Payment for convertible notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with the Depositary, or, at the direction of the Depositary DTC, which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders.

9. Material United States Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders, each as defined herein, of surrendering their convertible notes for purchase pursuant to the tender offer. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions (including banks), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of tax accounting, persons that hold convertible notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders that have a functional currency other than the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to the alternative minimum tax, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, mutual funds, personal holding companies, and real estate investment trusts), nor does it address state, local or foreign tax considerations or U.S. federal tax considerations other than income taxation. This summary applies only to Holders that hold their convertible notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

If an entity treated as a partnership for U.S. federal income tax purposes holds a convertible note, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. As a result, this disclosure does not address the tax treatment of partnerships or persons who hold their convertible notes through a partnership or other pass-through entity. If you are a partner of a partnership holding the convertible notes, you are urged to consult your tax advisor.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TAX CONSIDERATIONS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not assert, or that a court will not sustain, a position contrary to the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the tender offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of convertible notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident alien of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of convertible notes that is an individual, corporation, estate or trust and is not a U.S. Holder.

U.S. Holders

Sale of Convertible Notes. The receipt of cash by a U.S. Holder in exchange for a convertible note will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the “market discount” rules set forth below, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (i) the consideration received in exchange for each such convertible note (less an amount attributable to any accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and will be includible in such U.S. Holder’s income as ordinary income at the time it accrues or is received according to such holder’s regular method of accounting for tax purposes), and (ii) the U.S. Holder’s adjusted tax basis in the tendered convertible note. Generally, a U.S. Holder’s adjusted tax basis for a convertible note will equal the amount paid for the convertible note, increased, if the election described below has been made, by any market discount previously included in the U.S. Holder’s income, and decreased (but not below zero) by any amortizable bond premium in respect of the convertible note which has been previously taken into account by such holder. Amortizable bond premium is generally defined as the excess of (i) a U.S. Holder’s tax basis in a convertible note immediately after its acquisition less any amount attributable to the conversion feature of the convertible note, over (ii) the sum of all amounts payable on the convertible note after the purchase date other than payments of stated interest. Except to the extent that gain is characterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder held the convertible note for more than one year at the time such convertible note is surrendered. Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Market Discount. A convertible note has “market discount” if it was acquired after original issuance and its stated redemption price at maturity exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a convertible note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the convertible note was held by such U.S. Holder. This rule will not apply to the extent a U.S. Holder previously included such market discount in income as it accrued for U.S. federal income tax purposes pursuant to an election.

Information Reporting and Backup Withholding. A U.S. Holder whose convertible notes are tendered and accepted for payment by us will be subject to certain information reporting requirements (unless the U.S. Holder is exempt from such requirements). In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a convertible note unless the U.S. Holder timely provides us with a correct Taxpayer Identification Number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct and the U.S. Holder either (a) is exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder or (c) has been informed by the IRS that backup withholding is no longer required. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. In addition to being subject to backup withholding, if a U.S. Holder of the convertible notes does not provide us (or our paying agent) with the holder’s correct TIN or other required information, the holder may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding will be allowed as a refund or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. See the Letter of Transmittal for additional information.

Non-U.S. Holders

Sale of Convertible Notes. Subject to the discussion relating to interest and backup withholding below, a Non-U.S. Holder that receives cash on the sale of convertible notes pursuant to the tender offer generally will not be subject to U.S. federal income or withholding tax on any gain recognized, unless:

•

the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that the Non-U.S. Holder maintains in the United States);

•	such Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”) and certain other conditions are met.

If the Non-U.S. Holder is described in the first bullet point above, such holder will be subject to tax on the net gain derived from the surrender of the convertible notes pursuant to the tender offer under regular graduated U.S. federal income tax rates. Moreover, if the Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of the holder’s effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

If the Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the surrender of the convertible notes pursuant to the tender offer, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we currently are not, and do not anticipate becoming, a USRPHC.

Interest. Amounts received pursuant to the tender offer, if any, attributable to accrued but unpaid interest on a convertible note held by a Non-U.S. Holder generally will not be subject to U.S. federal income tax as ordinary income or a 30% withholding tax under the portfolio interest exemption, provided that the Non-U.S. Holder (a) does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, (b) is not a “controlled foreign corporation” with respect to which we are a “related person,” each within the meaning of the Code, (c) does not conduct a trade or business in the United States to which such interest is effectively connected, and (d) provides a validly completed IRS Form W-8BEN or appropriate substitute form establishing that it is a Non-U.S. Holder (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder) to us (or our paying agent), or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Non-U.S. Holder’s convertible notes on such holder’s own behalf certifies to us (or our paying agent) under penalties of perjury that it has received from such holder or an intermediate financial institution a signed, written statement certifying that such holder is a Non-U.S. Holder and provides us (or our paying agent) with a copy of this statement.

If any of the requirements of the portfolio interest exemption are not satisfied, a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% with respect to amounts received pursuant to the tender offer that are attributable to accrued but unpaid interest on a convertible note, unless the Non-U.S. Holder provides us (or our paying agent) a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in U.S. federal withholding tax under an applicable income tax treaty or (ii) IRS Form W-8ECI certifying that interest paid on the convertible note is not subject to U.S. federal withholding tax because it is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States. Unless an applicable income tax treaty provides otherwise, interest on the convertible notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons generally (and, with respect to a corporate Non-U.S. Holder, a branch profits tax equal to 30% of such Non-U.S. Holder’s effectively connected earnings and profits attributable to such interest may apply). Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for exemption from or reduction of income or branch profits taxes or other rules different from those described above.

Information Reporting and Backup Withholding. A Non-U.S. Holder whose convertible notes are tendered and accepted for payment by us may be subject to certain information reporting requirements and backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a convertible note. However, except as described below, such information reporting and backup withholding generally will not apply if the Non-U.S. Holder certifies its exempt status by timely providing a properly executed IRS Form W-8BEN, W-8ECI or other appropriate form. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding. Any amount paid as backup withholding will be allowed as a refund or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. Information returns generally will be filed with the IRS in connection with payments to Non-U.S. Holders that are attributable to accrued but unpaid interest on the convertible notes. Copies of such information returns may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement. See the Letter of Transmittal for additional information.

10. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in “Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any convertible notes by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any convertible notes not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for convertible notes upon the occurrence of any of the conditions specified in “Conditions to the Tender Offer” hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for convertible notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the convertible notes tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to Holders or by decreasing or increasing the principal amount of convertible notes being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in the principal amount of convertible notes being sought in the tender offer), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid for convertible notes or increase or decrease the principal amount of convertible notes being sought in the tender offer and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this section, the tender offer will be extended until the expiration of such period of 10 business days.

11. Dealer Manager; Depositary; Information Agent; Fees and Expenses

We have retained Barclays Capital Inc. to act as Dealer Manager in connection with the tender offer. The Dealer Manager may contact you regarding the tender offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of convertible notes.

We have agreed to pay the Dealer Manager reasonable and customary fees for their services and to reimburse the Dealer Manager for their reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Dealer Manager and their respective affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services. An affiliate of Barclays Capital Inc. serves as lender under Parker’s existing senior credit facility. In the ordinary course of business, the Dealer Manager and its respective affiliates may participate in loans and actively trade our debt and equity securities, including convertible notes, for their own accounts or for the accounts of customers and, accordingly, the Dealer Manager and its respective affiliates may at any time hold long or short positions in such securities. As a result, the Dealer Manager at any time may own certain of our securities, including convertible notes. In addition, the Dealer Manager may tender convertible notes into the tender offer for their own accounts.

The Dealer Manager will be a joint bookrunner in connection with the senior unsecured debt financing.

The Bank of New York Mellon Trust Company, N.A. has been appointed Depositary for the tender offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

D.F. King & Co., Inc. has been appointed Information Agent for the tender offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase. e have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

Neither the Dealer Manager, the Depositary nor the Information Agent assume any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the convertible notes contained or referred to in this Offer to Purchase and related documents.

In connection with the tender offer, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the convertible notes and in handling or forwarding tenders of convertible notes by their customers. We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager, the Depositary and the Information Agent as described above) for soliciting tenders of convertible notes pursuant to the tender offer. Holders holding convertible notes through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if Holders tender convertible notes through such brokers or banks and not directly to the Depositary. We will pay or cause to be paid all transfer taxes, if any, on our purchase of convertible notes except as otherwise provided in this Offer to Purchase and Instruction 5 in the Letter of Transmittal.

12. Miscellaneous

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of convertible notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “Certain Information Concerning Us” with respect to information concerning us.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY FOR, NOR PROVIDES ANY ASSURANCE AS TO THE

RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

April 11, 2012

The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

The Bank of New York Mellon Trust Company, N.A.,

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Bank of New York Mellon Corporation	Bank of New York Mellon Corporation	Bank of New York Mellon Corporation
Corporate Trust Reorganization Unit	Corporate Trust Reorganization Unit	Corporate Trust Reorganization Unit
101 Barclay Street – 7 East	101 Barclay Street – 7 East	101 Barclay Street – 7 East
New York, N.Y. 10286	New York, N.Y. 10286	New York, N.Y. 10286
Attn: Mrs. Carolle Montreuil	Attn: Mrs. Carolle Montreuil	Attn: Mrs. Carolle Montreuil

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance concerning the terms of the tender offer may be directed to the Dealer Manager at the addresses and the telephone numbers set forth below. Any questions or requests for assistance concerning the tender offer or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Holders, Please Call Toll Free: (800) 628 - 8536

Banks and Brokers Call: (212) 269 - 5550

E-mail: pkd@dfking.com

The Dealer Manager for the Tender Offer is:

Barclays

745 Seventh Avenue

New York, NY 10019

Attn: Liability Management Group

Collect: 212 528-7581

Toll Free: 800 438-3242